Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-248085 on Form N-1A of our report dated February 24, 2023, relating to the financial statements and financial highlights of The Alger ETF Trust, comprising Alger Mid Cap 40 ETF and Alger 35 ETF (collectively, the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 26, 2023